Exhibit 10.1

Execution Version

LIMITED PARTNER INTEREST PURCHASE AGREEMENT

This Limited Partner Interest Purchase Agreement is made effective as of July 17, 2014 between Seadrill Limited, a Bermuda company having an office at 4th Floor, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda (“Seadrill”), and Seadrill Partners LLC, a Marshall Islands limited liability company having an office at 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London, W4 5YS, United Kingdom (“Seadrill Partners”).

WHEREAS Seadrill owns 70% of the limited partner interest in Seadrill Operating LP (“OPCO”);

AND Seadrill Partners owns 30% of the limited partner interest and, indirectly, the non-economic general partner interest in OPCO, through its ownership of Seadrill Operating GP LLC, the general partner of OPCO (the “General Partner”);

AND Seadrill Partners wishes to purchase from Seadrill, and Seadrill wishes to sell to Seadrill Partners, 28% of the limited partner interests in OPCO.

So, the parties agree as follows:

1.	INTERPRETATION

1.1	In this Agreement,

(a)	“Agreement” means this Limited Partner Interest Purchase Agreement;

(b)	“Closing” means the closing of the purchase and sale of the Interests;

(c)	“Interests” means 28% of the limited partner interests of OPCO;

(d)	“Parties” means Seadrill and Seadrill Partners collectively, and “Party” means either of them; and

(e)	“Purchase Price” has the meaning set forth in Section 2.2.

1.2	Headings. Headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Section or Paragraph and shall not be considered to be part of this Agreement.

2.	PURCHASE AND SALE OF INTERESTS

2.1	At the Closing, Seadrill shall sell and transfer to Seadrill Partners, and Seadrill Partners shall purchase and receive from Seadrill, the Interests in exchange for the Purchase Price.

2.2	The Purchase Price for the Interests shall be $373 million.

2.3	Seadrill Partners shall pay Seadrill the Purchase Price at the Closing on or before July 31, 2014.

2.4	Seadrill Partners shall pay the Purchase Price to Seadrill in US Dollars by wire transfer of immediately available funds to the account or accounts designated by Seadrill.

3.	CLOSING

3.1	The Closing of the transactions contemplated by this Agreement shall be held at the offices of Seadrill Partners on or before July 31, 2014.

3.2	At the Closing, Seadrill and Seadrill Partners shall execute a cross receipt acknowledging receipt of the Purchase Price and the Interests.

3.3	Upon receipt of the Purchase Price, the Agreement of Limited Partnership of OPCO shall be amended and restated to reflect the ownership of the Interests by Seadrill Partners.

4.	WARRANTIES OF SEADRILL

4.1	Seadrill makes the following warranties to Seadrill Partners, and acknowledges that Seadrill Partners is relying on these warranties in entering into this Agreement:

(a)	Organization and Good Standing. Seadrill is an exempted company duly organized and validly existing in good standing under the laws of Bermuda.

(b)	Due Authorization, etc. Seadrill has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations hereunder; and the execution and delivery of this Agreement has been duly authorized by all necessary company action on the part of Seadrill.

(c)	No Consents. No consent, approval or authorization of any third party is required for consummation by Seadrill of the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not violate, conflict with, or cause a default under the certificate of formation or other organizational documents of Seadrill or any contract, agreement, document, or instrument, any law, rule, regulation or any judicial or administrative decision to which Seadrill may be subject, or that would create a lien, security interest, encumbrance or restriction of any kind upon the Interests.

(d)	Title to Interests. Seadrill is, and Seadrill Partners shall become, on receipt of the Interests and payment therefor, the owner of the Interests, with good and marketable title to the Interests, free and clear of any liens, charges, encumbrances or rights or claims of others of any kind whatsoever.

5.	WARRANTIES OF SEADRILL PARTNERS

5.1	Seadrill Partners makes the following warranties to Seadrill, and acknowledges that Seadrill is relying on these warranties in entering into this Agreement:

(a)	Organization and Good Standing. Seadrill Partners is a limited liability company duly formed, organized and validly existing in good standing under the laws of the Republic of the Marshall Islands.

(b)	Due Authorization, etc. Seadrill Partners has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations hereunder; and the execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Seadrill Partners.

(c)	No Consents. No consent, approval or authorization of any third party is required for consummation by Seadrill Partners of the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not violate, conflict with, or cause a default under the operating agreement or other organizational documents of Seadrill Partners or any contract, agreement, document, or instrument, any law, rule, regulation or any judicial or administrative decision to which Seadrill Partners may be subject.

6.	NO COMMISSION; INDEMNIFICATION

6.1	Each Party warrants to the other Party that no individual, partnership, limited liability company, corporation or other entity is entitled to a brokerage commission, finder’s fee or other like payment in connection with the purchase and sale of the Interests.

6.2	All representations and warranties made herein shall survive the Closing. Seadrill Partners agrees to indemnify and hold Seadrill harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by Seadrill Partners herein and Seadrill agrees to indemnify and hold Seadrill Partners harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by Seadrill herein.

7.	NOTICES

7.1	Any notice, direction or other instrument required or permitted to be given by either Party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, sent by prepaid first class mail or transmitted by facsimile or other form of electronic communication during the transmission of which no indication of failure of receipt is communicated to the sender:

(a)	in the case of a notice to Seadrill Limited at:

4th Floor, Par-la-Ville Place,

14 Par-la-Ville Road,

Hamilton, HM 08, Bermuda

(b)	in the case of a notice to Seadrill Partners LLC at:

2nd Floor, Building 11,

Chiswick Business Park,

566 Chiswick High Road,

London, W4 5YS, United Kingdom

8.	GENERAL

8.1	Expenses. Except as otherwise agreed in writing by the Parties, costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transaction contemplated under this Agreement shall be paid by the Party incurring such expenses.

8.2	Assignment/Successors and Assigns. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Subject to that condition, this Agreement shall ensure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

8.3	Governing Law. This Agreement shall be governed by and construed under the laws of the state of New York.

8.4	Further Assurances. Each Party agrees that upon the written request of any other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other Party may from time to time reasonably request be done and executed as may be required to consummate the transactions contemplated under this Agreement, or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered under this Agreement and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated under this Agreement.

8.5	Public Notices. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by Seadrill and Seadrill Partners and no Party shall act unilaterally in this regard without the prior approval of the other Party (such approval not to be unreasonably delayed or withheld), except where required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.

8.6	Counterparts. This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

SEADRILL LIMITED

By:	/s/ Georgina E. Sousa
Name:	Georgina E. Sousa
Title:	Secretary

SEADRILL PARTNERS LLC

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Chief Executive Officer

Signature Page – OPCO Limited Partner Interest Purchase Agreement